Addendum

Dated: 2023-March-13

This addendum amends the Stock Purchase Agreement dated 15-March-2021 ("Agreement") concerning the sale of shares of business entity "Pacific Lighting Mgt Inc (dba PLEMCo)" which is a California corporation ("Company"). This amendment revises and overrides only the terms of "Transaction No. 2" outlined in the second paragraph of section 1.02 of the Agreement. The terms of the Agreement continue to apply to any items not explicitly mentioned herein and this Addendum shall not be deemed a waiver of Sellers rights under the Agreement.

The Buyer (Solar Integrated Roofing Corp.) and the Sellers (Amad Noruz, and Tim Hatamian) agree to replace only the paragraph beginning with "Transaction No. 2." with the following:

"Transaction No. 2. Seller shall sell and Buyer shall purchase the remaining Forty (40%) of the Shares for six hundred thousand dollars (US$600,000.00) in three equal installments of two hundred thousand dollars (US$200,000.00) with the first due March 15, 2023, the second due April 15, 2023, and the third due May 15, 2023 (individually "Payment" and collectively "Payments"). Payments will first apply towards the settlement of prior loans given to Buyer by Sellers (equal to US$288,774.00), and only subsequently toward the buyout of remaining shares. If any Payment is made three (3) business days after each of the payment dates entitles the Sellers to assume full ownership (100% of shares) of the Company and its assets but none of its liabilities prior to the applicable grace-period. In the event of any form of declaration of insolvency, or effective legal equivalent, the Sellers will assume full ownership (100% of shares) of the company and its assets but none of its liabilities prior to the date of such filing or legal-determination."

For the Buyer: Mr. David Massey		Sellers: Amad Noruz, and Tim Hatamian

/s/ David Massey		/s/ Amad Noruz

Date	3/14/22	Date	2023-March-13

/s/ Tim Hatamian

		Date	2023-March-13